Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Don Tomoff Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

JO-ANN STORES PROMOTES JAMES KERR TO
CHIEF FINANCIAL OFFICER

HUDSON, Ohio — July 31, 2006 – Jo-Ann Stores, Inc. (NYSE: JAS), the nation’s largest fabric and craft retailer, announced today the promotion of James Kerr, to Executive Vice President, Chief Financial Officer, effective immediately.

“The promotion of Jim to chief financial officer further fortifies our executive management team,” said Darrell Webb, Chairman, President and Chief Executive Officer. “Along with an intimate knowledge of the Company, Jim brings a diverse and strong retail background. His strategic and financial knowledge will be an invaluable asset to Jo-Ann Stores as we focus on strengthening the brand and our financial position. I am confident that Jim is well-prepared for this position; he is well-regarded by our management team and Board of Directors, and has provided valuable oversight of the finance team in the past. I am excited to have Jim join our executive leadership team.”

For the last eight years, Mr. Kerr, 44 years old, was Vice President, Controller, and recently the Chief Accounting Officer, managing a financial organization that encompasses accounting, financial and merchandise planning. Prior to joining Jo-Ann in 1998, Mr. Kerr held various accounting, budgeting and planning positions at The Limited, Inc., a publicly traded women’s apparel specialty retailer, and at Revco D.S., Inc., which was the third largest drugstore retailer in the United States. Mr. Kerr began his career at Arthur Anderson & Co. progressing to Audit Manager. He holds a bachelor’s degree in accounting from Baldwin-Wallace College and is a certified public accountant.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates over 800 Jo-Ann Fabrics and Crafts traditional stores and Jo-Ann superstores.